Exhibit I


                          FORM OF CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is made this ___ day of _____, 2008 (the "Effective Date"), by and between TVCC One Six Holdings LLC, a Delaware limited liability company ("TVCC") and SkyTerra Communications, Inc., a Delaware corporation ("Consultant"). TVCC and Consultant are sometimes referred to herein collectively as the "Parties" and individually each of TVCC and Consultant may be referred to herein as a "Party."

     WHEREAS, TVCC is the Federal Communications Commission ("FCC")-authorized lessee of certain nationwide spectrum rights for 5 MHz in the 1670-1675 MHz band (the "Spectrum") licensed to OP LLC ("OP"), FCC Call Sign WPYQ831 (the "Spectrum License"), pursuant to a "Long Term De Facto Transfer Lease Agreement," dated July 23, 2007, by and between TVCC and OP, and a Master Agreement, dated July 16, 2007, by and among TVCC, OP, and a parent company of OP, Crown Castle MM Holding LLC (the "Spectrum Lease Agreements"); and

     WHEREAS, in connection with Consultant's entry into that certain Master Contribution and Support Agreement, dated July 24, 2008 (the "Master Agreement"), by and between Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, LP, Harbinger Co-Investment Fund, L.P., the Consultant, Mobile Satellite Ventures LP and Mobile Satellite Ventures Subsidiary LLC, TVCC has requested Consultant to provide, and Consultant has agreed to provide, certain consulting services to TVCC in connection with TVCC's use of the Spectrum.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TVCC and Consultant hereby agree as follows:

1.   CONSULTING SERVICES

     1.1 Subject to the ultimate authority, control, and approval of TVCC and the terms and conditions set forth herein, Consultant shall provide or cause to be provided to TVCC, as TVCC may reasonably request, the following consulting services (the "Consulting Services"):

                  (i) assist TVCC in performing the activities in accordance with the instructions of TVCC for the continued operation, maintenance and repair of the networks used by TVCC to provide service to the White Mountain Apache Reservation as reasonably necessary to preserve the tribal lands bidding credit that OP received in connection with the auction of the spectrum relating to the White Mountain Indian Reservation and in accordance with the FCC Memorandum Opinion and Order, File No. 0002271317, FCC 07-16 (rel. February 26, 2007) that permitted OP to operate at increased power and all applicable FCC rules and regulations;

                  (ii) assist TVCC in accordance with the instructions of TVCC in (a) compliance with all site leases ("Site Leases") entered into with CCMM I, LLC ("CCMM"), a wholly-owned subsidiary of TVCC, in connection with the use of the Spectrum; (b) to the extent therein permitted, the termination of such Site Leases; (c) decommissioning, dismantling, removing and disposing the equipment on the sites covered by such Site Leases, and (d) repairing and restoring the premises covered by such Site Leases.

                  (iii) subject to Section 4(b) hereof, assist TVCC and CCMM in accordance with the instructions of TVCC in maintaining compliance by TVCC and CCMM with all applicable Federal, state and local regulations to which its facilities and operations may be subject;

                  (iv) maintain reasonable records related to all of the foregoing activities; and

                  (v) to the extent commercially reasonable, in accordance with the instructions of TVCC, analyze, perform and provide a study showing the possible integration of services employing the Spectrum and ATC services that may be provided in adjacent bands on a nationwide basis.

For the avoidance of doubt, Consultant's duties under this Agreement do not include the build out of TVCC's system or meeting any FCC build out requirement.

     1.2 Consultant shall perform the Consulting Services and devote such time and resources as are reasonably necessary for the performance of its obligations hereunder, employing a commercially reasonable standard of care. Consultant may use subcontractors to provide any of the Consulting Services; provided that their selection shall be subject to the prior written consent of TVCC, and further provided, that no such consent shall be required in connection with services provided by (i) any subcontractor that Consultant has engaged or engages in its business, (ii) any contractor engaged by TVCC or CCMM as of the date hereof, or (iii) Crown Castle USA Inc. or any of its affiliates. If Consultant delegates any of its responsibilities under this Agreement to any of its Affiliates (as such term is used in the Master Agreement) or uses subcontractors in the performance thereof, then Consultant shall remain responsible for the actions and performance of such Affiliate or subcontractor to the extent Consultant would be responsible hereunder if directly performing such obligations itself. Certain of the services provided hereunder may require the utilization of third party software licenses, or otherwise are subject to restrictions of third parties, and the provision of Consulting Services hereunder is subject to such licenses or restrictions; provided that no such use shall subject TVCC to any licensing fee, nor shall any restriction on use be binding upon TVCC without its express prior written consent. In no event shall Consultant use any software or other intellectual property in the performance of its work hereunder to which it does not have the full right to use in the manner so employed.

     1.3 TVCC and Consultant, and their Affiliates, shall reasonably cooperate with each other (including any of their Affiliates) in the provision of Consulting Services contemplated by this Agreement.

     1.4 TVCC shall make available on a timely basis to the Consultant all information requested by the Consultant reasonably necessary to perform the Consulting Services. TVCC shall give the Consultant reasonable access, during normal business hours and at such other times as are reasonably required, to TVCC's premises to the extent reasonably necessary to enable it to provide the Consulting Services.

     1.5 All work performed by Consultant, including all reports and records produced or maintained, shall be performed and maintained as a work for hire for TVCC and TVCC shall have full right, title and interest therein.

     1.6 For the avoidance of doubt, the facilities and Spectrum rights used to provide services by TVCC shall remain the property of, or, as applicable, under licenses or leases granted to TVCC, and nothing herein shall constitute any conveyance or assignment of any right, title, or interest therein to Consultant. TVCC shall have unfettered access to all of its facilities used to provide any services that employ the Spectrum, the operation of which shall remain under TVCC's control. Nothing herein shall give Consultant any rights to hire, fire, or supervise any personnel of TVCC.

     1.7 TVCC (or CCMM, as applicable) shall remain responsible for any payments as may be due and payable by it (i) under the Spectrum Lease Agreements and Site Leases, (ii) pursuant to all agreements currently in place, or as TVCC may subsequently enter into or modify, to provide the White Mountain Apache Reservation service, and (iii) under any and all other agreements to which TVCC and/or CCMM is or may in the future become a party concerning the use of the Spectrum. TVCC shall also be entitled to any payment received for any services provided over the Spectrum.

     1.8 Notwithstanding anything to the contrary in this Agreement, TVCC hereby acknowledges that the Consultant and its Affiliates shall not be obligated to perform any Consulting Services hereunder to the extent that (i) performance of such Consulting Services would constitute a violation of any applicable law, rule or regulation of any Governmental Entity (as such term is defined in the Master Agreement) or conflict with or result in any breach, violation or default under any contract which the Consultant or any of its subsidiaries are bound,
(ii) such Consulting Services are not set forth in Section 1.1 hereof, or (iii) the Consultant has not been instructed by TVCC to perform such Consulting Services.

2.   CONSULTING FEES AND EXPENSES

     2.1 TVCC shall pay Consultant the following fees and costs in consideration of the Consulting Services to be provided by Consultant hereunder:

                  (i) A monthly fee of $1,000 (the "Monthly Fee"); and

                  (ii) Consultant's reasonable, documented third party, out of pocket expenses reasonably incurred in performing the Consulting Services, provided that any expenses in excess of $5,000 paid to any individual third party or affiliated entity in one or a series of transactions or in excess of $10,000 for any month shall require the prior written consent of TVCC in order to be subject to reimbursement.

TVCC's obligation to pay for Consulting Services already performed shall survive any termination of this Agreement.

     2.2 Payments to Consultant shall be due and payable monthly in arrears thirty (30) days from invoice of services performed and expenses incurred. Invoices for the reimbursement of costs, to be payable, shall include reasonable documentation thereof.

     2.3 Consultant shall be responsible to pay all federal, state and local taxes which shall be become due on any money paid to Consultant under the terms of this Agreement.

     2.4 Consultant shall review and advise TVCC as to the validity of invoices and otherwise notify TVCC reasonably in advance as to payments that may be due to be paid by TVCC or CCMM for site rentals, utilities, vendors and other obligations of TVCC or CCMM. Responsibility for making such payments as may be due shall remain with TVCC or CCMM, as applicable.

3.   TERM

     Subject to the early termination provisions hereof, this Agreement shall be effective as of the Effective Date and remain in effect until the earliest of:
(i) the Completion (as defined in the Master Agreement); (ii) three (3) months after the Master Agreement is terminated without the occurrence of a Completion thereunder; or (iii) July 31, 2010.

4.   FCC MATTERS

     Consultant expressly recognizes that TVCC is the FCC-authorized lessee of the Spectrum and operates under applicable federal and state statutes, rules and regulations. Therefore, Consultant expressly warrants that:

                  (a) Consultant shall not represent itself as the lessee or licensee of the Spectrum or as TVCC's or OP's agent or representative for that or any other purpose. Consultant shall not be, and shall not hold itself as, in control of the operation or provision of services employing said Spectrum.

                  (b) Consultant shall, upon TVCC's request, provide TVCC with any and all information in Consultant's possession or to which Consultant has access that may be necessary for TVCC to submit necessary reports or applications to the FCC or other regulatory bodies, and, at TVCC's request, shall assist TVCC in the preparation of FCC or any other relevant authority all reports, applications, renewals, filings or other documents necessary to do so. The foregoing notwithstanding, Consultant acknowledges and agrees that TVCC shall make the final determination as to the contents of all reports, applications and other filings before the FCC and any other regulatory body with jurisdiction over TVCC as to all Spectrum Lease Agreement or Spectrum License matters, or any other matter within the subject matter of this Agreement.

                  (c) Nothing herein shall authorize Consultant to become the notice party under any FCC or other governmental authorization or any agreement to which TVCC or CCMM may be party. If, nevertheless, Consultant receives any such FCC, other regulatory, or contractual notice, it shall immediately forward the same to TVCC.

5.   MUTUAL REPRESENTATIONS, WARRANTIES, AND COVENANTS

     Each party represents and warrants to the other that:

                  (a) Organization and Authorization of Transaction. It is duly organized and validly existing and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the party, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and by principles of equity or public policy.

6.   FORCE MAJEURE

     Neither party shall be liable to the other for any failure to perform, or delay in performing, any act required by this Agreement that is caused by acts of God or any other cause or force beyond the control of said party, including but not limited to, strikes, lockouts, or other labor disturbances, shortages of necessary materials, failure of third party equipment suppliers, or restrictive governmental laws or regulations, including (without limitation) any change in FCC regulation or its interpretation thereof; provided that a party subject to such a force majeure condition promptly notifies the other party of all relevant circumstances and uses its commercially reasonable efforts to cure its failure to perform (including through the use of work around procedures or other available alternatives) as promptly as practical.

7.   WAIVER OF LIABILITY; INDEMNIFICATION; EQUITABLE RELIEF

                  (a) Neither party shall be liable to the other party, and each party hereby waives all claims against the other party, for any injury or damage to any property from any cause whatsoever other than by reason of the willful act, gross negligence or breach of this Agreement by the other party.

                  (b) Each party agrees to indemnify and hold harmless, and, at the other party's request, defend the other party from any and all claims, suits, or causes of action for damages (including, without limitation, any actual or threatened FCC forfeiture), including reasonable costs and attorney's fees, arising out of any injury to or death of any person, or any damage to property, to the extent caused by the gross negligence or willful misconduct of the indemnifying party or its principals, employees, agents, subcontractors or invitees.

                  (c) Neither party shall be liable to the other for any special, exemplary, consequential (including lost profits), special, incidental, punitive or indirect damages with respect to the provision of Consulting Services.

                  (d) CONSULTANT MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE CONSULTING SERVICES AND CONSULTANT HEREBY DISCLAIMS, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY SUCH WARRANTY. CONSULTANT SHALL HAVE NO LIABILITY FOR DEFECTS IN SOFTWARE CODE OR OTHER INFORMATION TECHNOLOGY PRODUCTS OR SERVICES PROVIDED BY THIRD PARTIES.

8.   DEFAULT

                  (a) Default. An event of default ("Event of Default") by a party shall exist if said party shall fail to perform any material obligation under this Agreement and such failure shall continue for a period of thirty (30) days following notice from the other party specifying such nonperformance.

                  (b) Rights Upon Default. Upon the occurrence of an Event of Default, the non-Defaulting party may terminate this Agreement, upon notice to the party in Default, provided said Event of Default is continuing at the time that said notice is given. The termination by either party of this Agreement as permitted above shall not be deemed a waiver of any right of recovery that it may have, as may be specified in this Agreement or as may otherwise be available to it at law or equity.

9.   NOTICES

     Any notice, demand or request required or authorized by this Agreement shall be in writing and shall be deemed properly given if delivered by certified mail, return receipt requested, or by hand or overnight courier, with delivery acknowledged, as follows:

                           (a) if to Consultant:

                           SkyTerra Communications, Inc.
                           10802 Parkridge Boulevard
                           Reston, VA 20191
                           Attention:  General Counsel

                           with a copy, which shall not constitute notice, sent at the same time and by the same means to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           New York, NY 10036
                           Attention:  Gregory Fernicola, Eric Friedman,
                                and Ann Beth Stebbins

                           (b) if to TVCC:





                           with a copy to:





The designation of the person to be notified, or the address of such person, may be changed at any time, and from time to time, by notice in accordance with this
Section 9.

10.  ASSIGNMENT

     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors, legal representative and assigns, but is not assignable in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, in no event shall an assignment relieve either party of its obligations to the other party, without the express written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

11.  ARBITRATION

     Consultant and TVCC hereby agree that any dispute, controversy or claim arising out of and/or relating to this Agreement only, the relationship between Consultant and TVCC or the termination thereof, or the arbitrability of any controversy or claim, will be finally settled by confidential and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1, et. seq. Consultant and the Company knowingly and voluntarily hereby waive any rights that they may have to a jury trial for any such disputes, controversies or claims. After the arbitration has been initiated, any party may assert any cross-claims in the arbitration. The arbitration shall be conducted in New York, NY and administered by the New York City office of the American Arbitration Association ("AAA") according to the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules") then in effect.

     The arbitration shall be conducted before a panel of three (3) neutral arbitrators (the "Panel"). Each party shall nominate one arbitrator and deliver written notification of such nomination to the other party and to the AAA within 30 days after delivery of the Demand for Arbitration (as defined in the AAA Rules). In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the AAA within this time period, upon request of either party, such arbitrator shall instead be appointed by the AAA if practicable within 30 days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties and the AAA in writing of such nomination within 15 days of the appointment of the second arbitrator. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties and the AAA of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the AAA if practicable within 15 days of receiving such request. Any arbitrator appointed by the AAA shall have significant experience as an arbitrator of cases involving complex commercial contracts. The third arbitrator shall serve as Chairman of the Tribunal. The Panel shall have the power to determine its own jurisdiction and shall render a single written decision. The Panel may enter a default decision against any party who fails to participate in the arbitration proceedings.

     The decision of the Panel on the points in dispute will be final, conclusive, unappealable and binding. The award rendered by the arbitrators shall be final and binding on the parties. Judgment on such award may be entered in any court having jurisdiction. Without limiting the authority conferred on the Panel by this Agreement and the Rules, the Panel shall have the authority to award specific performance.

     The parties agree that this Section 11 has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this
Section 11 will be grounds for dismissal of any court action commenced by either party arising out of this Agreement, other than post-arbitration actions by either party seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed in court, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

     Each of the parties hereto hereby unconditionally and irrevocably consents to submit itself to (i) the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan, The City of New York (the "New York Courts"), in any suit, action or proceeding seeking to compel arbitration and for preliminary injunctive relief to maintain the status quo or prevent irreparable harm or any other provisional remedy in aid of arbitration and to
(ii) the non-exclusive jurisdiction of the New York Courts to enforce an arbitral award rendered under this Agreement. For purposes of the foregoing actions in (i) and (ii), each of the parties hereto (x) hereby unconditionally and irrevocably agrees that it will not attempt to deny or defeat personal jurisdiction in the New York Courts by motion or other request for leave from any such court, and waives any objection based on forum non conveniens or any other objection to venue thereof and (y) unconditionally and irrevocably consents to the service of process outside the territorial jurisdiction of such court by delivery of copies thereof to the address of such party indicated in
Section 9 and such service of process shall be deemed effective service of process on such party; provided, however, the foregoing shall not limit the right of any party to effect service of process on the other party by any other legally available method.

     The arbitration administration fees and arbitration administration expenses shall be borne equally by Consultant and TVCC, provided that Consultant and TVCC shall pay for and bear the costs of their own experts, evidence, and representation, and provided that the prevailing party shall be entitled to an award of the costs and expenses detailed in this paragraph.

12.  ENTIRE AGREEMENT; AMENDMENT

     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes all prior agreements, proposals, negotiations, representations, discussions, and correspondence, either written or oral, with respect to the subject matter hereof. No alterations, changes or amendments to this Agreement shall be effective unless in writing and signed by both parties hereto.

13.  WAIVER

     No waiver of a breach of any provision of this Agreement shall constitute a waiver of any other breach or of the future performance of such provision.

14.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for the provisions thereof regarding choice of law. Any action to enforce this Agreement shall be brought in the Borough of Manhattan, New York, NY.

15.  SEVERABILITY

     If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be modified and construed in a manner which preserves the intent and effect of the remainder of this Agreement to the maximum extent permitted by law.

16.  RELATIONSHIP OF THE PARTIES

     Nothing in this Agreement will be deemed or construed to create any relationship of principal and agent, partnership or joint venture between the parties. In no event shall either party have, or assert, the right to bind the other for any purpose.

17.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, including execution by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                      TVCC ONE SIX HOLDINGS LLC

                                      By:_________________________________

                                      Name:

                                      Title:

                                      SKYTERRA COMMUNICATIONS, INC.

                                      By:_________________________________

                                      Name:

                                      Title:



                    [Signature Page to Consulting Agreement]


SK 03773 0003 904910